AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, to the Transfer Agent Servicing Agreement dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”), and is effective as of the last date on the signature block.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add funds and update the funds list in the manner set forth herein; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

Defiance Next Gen Food & Agriculture ETF
Defiance Next Gen Medical Innovation ETF
Defiance Next Gen Junior Biotech ETF

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit BB is hereby superseded and replaced with Exhibit BB attached hereto

This amendment will become effective upon the commencement of operations of the new funds mentioned above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS            U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky        By: /s/ Jeanine M. Bajczyk

Name: Michael D. Barolsky        Name: Jeanine M. Bajczyk

Title: Vice President and Secretary        Title: Senior Vice President

Date: 11/6/19        Date: 11/8/2019

Defiance

Exhibit BB to the ETF Series Solutions Transfer Agent Servicing Agreement
Defiance ETFs, LLC

Defiance Next Gen Video Gaming ETF
Defiance Quantum ETF
Defiance Next Gen Connectivity ETF
Defiance Junior Cyber Security ETF
Defiance Junior Cloud Computing and Big Data ETF
Defiance Junior Applied AI ETF
Defiance Encrypted Software Technologies ETF
Defiance Next Gen Food & Agriculture ETF
Defiance Next Gen Medical Innovation ETF
Defiance Next Gen Junior Biotech ETF
Transfer Agent Services Fee Schedule at November 2019
Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 for funds where Defiance acts as Adviser to the fund in the ETF Series Solutions (ESS) Trust.2

Annual Minimum per Fund            Basis Points on Trust AUM
Funds 1-5    $[ ]            First $250m    [ ] bps
Funds 6-10    $[ ]            Next $250m    [ ] bps
Funds 11-15    $[ ]            Next $500m    [ ] bps
Funds 16+    $[ ]            Balance        [ ] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM. Once a Fund is operational, should this service agreement be terminated with USBFS prior to the end of the initial three year period, the Adviser will be will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if a Fund launched on March 1, 2017 and the Adviser terminated the relationship on June 30, 2018, the Adviser would owe would owe USBFS up to [ ]% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Defiance

APPENDIX A
Accounting, Administration, Transfer Agent Services in addition to the Base Fee
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

▪	$[ ] – Bank Loans

▪	$[ ] – Swaptions

▪	$[ ] – Intraday money market funds pricing, up to 3 times per day

▪	$[ ] – Credit Default Swaps

▪	$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions

▪	$[ ] per Foreign Equity Security per Month

▪	$[ ] per Domestic Equity Security per Month

▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)

▪	$[ ] for the first fund

▪	$[ ] for each additional fund

▪	$[ ] per sub-advisor per fund

▪	Additional $[ ] per distributor other than Quasar Distributors, LLC
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$[ ] per security per month for fund administrative
Section 15(c) Reporting

▪	$[ ] per fund per standard reporting package*

▪	Additional Section 15(c) reporting is subject to additional charges
*Standard reporting packages for annual Section 15(c) meeting

-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full Section 15(c) report
-    Performance reporting package: Peer Comparison Report

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs .

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly
Adviser’s signature not needed as fees are not changing; only adding additional funds to Exhibit BB.

3
Defiance